COMDIAL CORPORATION AND SUBSIDIARIES
								  Exhibit 11
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Statement re Computation of Per Share Earnings
							 Three Months Ended        Nine Months Ended
						       October 1,   October 2,   October 1,   October 2,
							  1995         1994         1995         1994
PRIMARY
Net income applicable to common shares:
 Income before extraordinary item                       $1,739,000   $1,083,000   $9,033,000   $2,373,000
 Extraordinary item
  Net income                                            $1,739,000   $1,083,000   $9,033,000   $1,984,000

Weighted average number of common
 shares outstanding during the period
Add - common equivalent shares (determined using the "treasury stock" method) repre-senting shares issuable upon exercise of:
 Stock options
Weighted average number of shares used in cal-culation of primary earnings per common share

Earnings per common share:
 Income before extraordinary item                            $0.22        $0.15        $1.21        $0.32
 Extraordinary item
  Net income                                                 $0.22        $0.15        $1.21        $0.27

FULLY DILUTED
Net income applicable to common shares                  $1,739,000   $1,083,000   $9,033,000   $1,984,000
Adjustments for convertible securities:
 Dividends paid on convertible preferred stock
Net income applicable to common shares, assuming
 conversion of above securities                         $1,804,000   $1,245,000   $9,383,000   $2,413,000

Weighted average number of shares used in cal-
 culation of primary earnings per common share
Add (deduct) incremental shares representing:
 Shares issuable upon exercise of stock options
  included in primary calculation
 Shares issuable based on period-end market price or weighted average price:
  Convertible preferred stocks
  Stock options
Weighted average number of shares used in calcula-tion of fully diluted earnings per common share

Fully diluted earnings per common share                      $0.22        $0.15        $1.14        $0.30
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													    Treasurer and Secretary